EXHIBIT (11)



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                         CONSENT OF INDEPENDENT AUDITORS



We consent to the use in this Post-Effective Amendment No. 56 to Registration Statement File No. 2-67052 of Forum Funds of our reports dated May 9, 1997, on behalf of Investors Bond Fund, TaxSaver Bond Fund, Maine Municipal Bond Fund and New Hampshire Bond Fund (four of the series constituting Forum Funds), incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus for Investors High Grade Bond Fund, Investors Bond Fund and TaxSaver Bond Fund, which is a part of such
Registration   Statement,   and   "Auditors"  in  the  Statement  of  Additional
Information.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 31, 1997


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